United States securities and exchange commission logo





                      June 22, 2022

       Mark Worden
       President, Chief Executive Officer and Director
       Shoe Carnival, Inc.
       7500 East Columbia Street
       Evansville, IN 47715

                                                        Re: Shoe Carnival Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 29, 2022
                                                            Filed March 25,
2022
                                                            File No. 000-21360

       Dear Mr. Worden:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services